Exhibit 2
GUARANTY
          For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned (the “Guarantors”) jointly, severally and unconditionally guarantee, in accordance with the terms hereof and without any prior written notice, the full and punctual payment and performance of all of the Liabilities (as defined herein) when due (the “Guaranty”), whether required by acceleration or otherwise of XO COMMUNICATIONS, LLC, a Delaware limited liability company (the “Company”), to the purchasers listed on Schedule A and their permitted assigns of the Note Purchase Agreement (the “Agreement”) entered into on March 13, 2008 by and among the Company and such purchasers (the “Purchasers”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment as well as performance of all of the Liabilities whether now outstanding or arising in the future. Should the Company default in the payment or performance of any of the Liabilities, the obligations of the Guarantors hereunder with respect to the Liabilities in default shall, upon demand by the Purchasers, become immediately due and payable, without further demand or notice of any nature from the Purchasers, all of which are expressly waived by the Guarantors. Payments by the Guarantors hereunder may be required by the Purchasers on any number of occasions. Capitalized terms used herein but not defined shall have the same meanings ascribed to them in the Agreement.
          The Guarantors have agreed to execute and deliver each provision of this Guaranty jointly and severally in order to induce the Purchasers on the date hereof to enter into the Agreement and to purchase the Notes. Such Agreement confers a substantial direct benefit on the Guarantors. The Guarantors hereby acknowledge and agree that the foregoing constitutes full and fair consideration and reasonably equivalent value for the obligations, covenants and agreements of the Guarantors hereunder.
          “Liabilities” shall mean all payments due under the Agreement, the Notes outstanding thereunder, the Costs of Company Collection and the Costs of Guarantors Collection.
          “Costs of Company Collection” shall mean all costs and expenses of any Purchaser incurred in any enforcement or collection under Section 11 of the Agreement, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
          “Costs of Guarantors Collection” shall mean all costs and expenses of any Purchaser incurred in any enforcement or collection under this Guaranty, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
          The Guarantors will pay on demand interest on all amounts due to the Purchasers under this Guaranty from the time the Purchasers first demand payment of this Guaranty, at a rate equal to the highest rate chargeable to the Company under the Agreement as of such time.

          The obligations of the Guarantors hereunder shall not be affected by any fraudulent, illegal, or improper act by the Company, nor by any release, discharge, or invalidation, by operation of law or otherwise, of the Liabilities, or by the legal incapacity of the Company, or any other person or entity liable or obligated to the Purchasers for or on the Liabilities. Interest and Costs of Company Collection shall continue to accrue and shall continue to be guarantied hereby notwithstanding any stay to the enforcement thereof against the Company or disallowance of any claim therefor against the Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Liabilities, or if any of the Liabilities have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy, reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantors as if the Guarantors had at all times been the principal obligor on the Liabilities. The obligations of the Guarantors hereunder shall remain in effect in the event that acceleration of the time for payment of any of the Liabilities is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, and all such amounts otherwise subject to acceleration under the terms of any agreement or instrument evidencing or otherwise executed in connection with the Liabilities shall be immediately due and payable by the Guarantors. The amount payable by any Guarantor under this Guaranty shall not exceed the maximum amount that could then be claimed under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101 et. seq.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
          This Guaranty incorporates all discussions and negotiations between the Guarantors and the Purchasers concerning the guaranty provided by the Guarantors hereby. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No provision hereof may be altered, amended, waived, cancelled or modified, except by a written instrument executed by the Requisite Holders and the Guarantors.
          The Guarantors waive promptness, diligences, presentment, demand, notice (other than pursuant to the first paragraph hereof) and protest with respect to the Liabilities or this Guaranty, and further waive any delay on the part of the Purchasers, and further waive notice of acceptance of this Guaranty, notice of any Liabilities incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or person primarily or secondarily liable with respect to any of the Liabilities, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantors agree to the provisions of any instrument evidencing or otherwise executed in connection with any Liability and agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Purchasers to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Liabilities; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Liability; (iii) any change in the time, place or manner of payment of any of the Liabilities or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of the Agreement or any other agreement, instrument or note evidencing or otherwise executed in connection with any of the Liabilities; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Liability; or (v) any other act or omission which might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a release or discharge of the Guarantors, all of which may be done without notice to the Guarantors.
          The obligations of the Guarantors hereunder are primary, with no recourse necessary by the Purchasers against the Company prior to proceeding against the Guarantors hereunder. The Guarantors agree that the Liabilities will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Purchasers with respect thereto. The Guarantors assent to any indulgence or waiver which the Purchasers may grant or give the Company and/or any other person liable or obligated to the Purchasers for or on the Liabilities, without notice to, or consent from the Guarantors. No compromise, settlement, or release by the Purchasers of the Liabilities or of the obligations of any such other person (whether or not jointly liable with the Guarantors) shall affect the obligations of the Guarantors hereunder. No action by the Purchasers which has been assented to herein shall affect the obligations of the Guarantors to the Purchasers hereunder.
          This instrument shall inure to the benefit of the Purchasers, their successors and assigns, shall be binding upon the heirs, successors, representatives, and assigns of the Guarantors, and shall apply to all Liabilities of the Company and any successor to the Company, including any successor by operation of law.
          This instrument and all documents which have been or may be hereinafter furnished by the Guarantors to the Purchasers may be reproduced by the Purchasers by any photographic, photostatic, microfilm, microcard, miniature photographic, xerographic, or similar process, and the Purchasers may destroy the original from which such document was so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).
          This instrument shall be governed, construed, and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles (except for New York General Obligations Law Section 5-1401). The Guarantors submits to the jurisdiction of any federal, state or local court located in the State of New York for all matters in connection with this Guaranty or any amendment or supplement hereto or to any transaction in connection herewith as well as for all purposes in connection with any other relationship between the Guarantors and the Purchasers.
          It is the intention of the Guarantors that the provisions of the within Guaranty be liberally construed to the end that the Purchasers may be put in as good a position as if the

Company had promptly, punctually, and faithfully performed all Liabilities and the Guarantors had promptly, punctually and faithfully performed hereunder.
          Any determination that any provision herein is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance and shall not affect the validity, legality, or enforceability of any other provision contained herein.
          Any notice from the Purchasers to the Guarantors in connection with this Guaranty shall be sent to the Guarantors at 13865 Sunrise Valley Drive, Herndon, VA 20171. Any notice or communication pursuant or related to this Guaranty shall be deemed given if in writing (i) when delivered in person, (ii) five days after mailing when mailed by first class mail, (iii) when sent by facsimile transmission, with transmission confirmed or (iv) one day after sending when transmitted via Federal Express or other overnight courier service.
          This document may be executed in counterparts, each of which shall be an original but all of which together shall constitute one instrument.
          THE GUARANTORS AGREE THAT NEITHER IT NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON OR ARISING OUT OF, THIS AGREEMENT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE GUARANTORS AND THE PURCHASERS, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
[Signature page follows]

          IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed by an authorized representative as of the 13th day of March 2008.
XO HOLDINGS, INC.
TELECOMMUNICATIONS OF NEVADA, LLC
V&K HOLDINGS, INC.
XO INTERNATIONAL HOLDINGS, INC.
XO INTERNATIONAL, INC.
XO SERVICES, INC.
XO NEVADA MERGER SUB, INC.

By:	/s/ Gregory W. Freiberg
	Name:	Gregory W. Freiberg
	Title:	Chief Financial Officer

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